Exhibit (a)(5)(ix)

Copart Completes Acquisition of ACV

DALLAS – October 16, 2026 – Copart, Inc. (NASDAQ: CPRT) (“Copart”), a global leader in online vehicle auctions, today announced the successful completion of its acquisition of ACV Auctions Inc. (NYSE: ACVA) (“ACV”).

“We are pleased to complete the acquisition of ACV, which is an important milestone for Copart as we continue to deliver on our growth strategy,” said Jay Adair, Chief Executive Officer of Copart. “With ACV now part of the Copart family, we have established an industry-leading, fully complete remarketing platform spanning dealer trade-ins, wholesale remarketing, salvage disposition, and international scale. Together we bring stronger capabilities, great efficiency, and an expansive footprint, and we’re excited about what we will be able to deliver for our customers moving forward.”

Completion of Tender Offer and Transaction Details

Copart completed the cash tender offer, through its wholly owned subsidiary Apple Merger Sub, Inc. (“Purchaser”), to acquire all of the issued and outstanding shares of common stock of ACV at a purchase price of $10.50 per share, net to the seller in cash, without interest, subject to any applicable withholding taxes. As of the tender offer expiration at 5:00 p.m., Eastern Time, on October 15, 2026, 116,818,409 shares of ACV common stock were validly tendered (and not validly withdrawn), representing approximately 68.43% of the total number of ACV’s issued and outstanding shares of common stock as of such date and time. All such shares have been accepted for payment in accordance with the terms of the tender offer, and Copart, on behalf of Purchaser, will promptly pay for such shares.

Following the completion of the tender offer, Copart completed the acquisition of ACV through the merger of Purchaser with ACV. As a result of the merger, each share of ACV common stock issued and outstanding and not tendered in the tender offer was cancelled and converted into the right to receive the same $10.50 per share in cash, without interest, subject to any applicable withholding taxes, paid in the tender offer.

With the completion of the acquisition, shares of ACV common stock have ceased trading on the New York Stock Exchange and ACV will now operate as an independent subsidiary of Copart led by ACV’s existing leadership team.

“ACV’s mission is not complete and we will continue to revolutionize the used vehicle sector,” noted George Chamoun, CEO of ACV. “Joining with Copart amplifies this mission, supercharging our growth, pace of innovation and global reach. By combining forces and tapping into Copart’s massive national physical presence alongside a global buyer-seller network—we will unlock unprecedented value for our commercial and dealership partners, ensuring every vehicle finds its ideal buyer. I want to extend my heartfelt thanks to our exceptional ACV team and we are thrilled to embark on this next chapter with the Copart team.”

Advisors

Evercore served as financial advisor to Copart, Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal counsel, and FGS Global served as strategic communications advisor.

J.P. Morgan Securities LLC served as exclusive financial advisor and provided a fairness opinion to ACV, Davis Polk & Wardwell LLP served as legal counsel, and Joele Frank, Wilkinson Brimmer Katcher served as strategic communications advisor.

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platforms connect vehicle consignors to approximately 1 million members in over 185 countries. Copart offers a comprehensive suite of vehicle remarketing services to insurance companies, financial institutions, dealers, rental car companies, charities, fleet operators, and individuals, and offers vehicles via auction to dealers, dismantlers, rebuilders, exporters, and the general public. With operations at over 250 locations in 11 countries, Copart sold more than 4 million units in the last year. For more information, visit Copart.com.

Contacts

Copart Investors:

Investor Relations

investor.relations@copart.com

Copart Media:

John Christiansen / Robin Weinberg

copart@fgsglobal.com

Forward Looking Statements

The contents of this press release include statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements generally can be identified by the use of forward-looking words, such as “aim”, “anticipate”, “aspire”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “entail”, “forecast”, “future”, “goals”, “hope”, “intend”, “is designed to”, “likely”, “may”, “might”, “objective”, “plan”, “possible”, “potential”, “pursue”, “project”, “predict”, “seek”, “should”, “strategy”, “target”, “will” and other words and terms of similar meaning and expression, including in connection with any discussion of future operating or financial performance. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding the tender offer, the merger and other related matters; prospective performance and opportunities; post-closing operations and the outlook for the businesses of ACV and Copart, including, without limitation, the anticipated benefits of the transaction; the ability of Copart to integrate ACV and to advance its business, products, technology and platform; and any assumptions underlying any of the foregoing. Copart’s actual results may differ materially from those predicted by the forward-looking statements as a result of various important factors, including but not limited to, risks related to the integration of ACV’s business, operations, technology and personnel.

A further list and description of these and other risks, uncertainties, and factors that could cause actual results to differ materially from those referred to in the forward-looking statements can be found in Copart’s SEC filings and reports, including in Copart’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, as well as in ACV’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Given these risks and uncertainties, the reader is advised not to place undue reliance on such forward-looking statements. These forward-looking statements speak only as of the date of publication of this press release. Copart undertakes no obligation to publicly update or revise the information in this press release, including any forward-looking statements, except as may be required by law.